Exhibit 99.2

FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT (“First Amendment”) is made effective as of December 31, 2007, by and among (i) Inline Corporation, a Virginia Corporation (“Inline”); (ii) IceWeb, Inc., a Delaware corporation (“IceWeb”); and (iii) John R. Tibbitts, Julian Malcolm and Jim Fernandez as all of the shareholders of Inline (collectively, the “Shareholders”).

RECITALS:

R-1. By the terms of a Stock Purchase Agreement dated December 21, 2007 by and among Inline, IceWeb and the Shareholders (the “Stock Purchase Agreement”), IceWeb agreed to purchase from the Shareholders and the Shareholders agreed to sell to IceWeb all of the Shareholders respective shares of Inline “Common Stock” (as defined in the Stock Purchase Agreement) pursuant to the terms and conditions contained therein.

R-2. Section 3.1 of the Stock Purchase Agreement provides that the “Closing” (as defined in the Stock Purchase Agreement) shall be held not later than December 26, 2007 at a mutually agreed time and place.

R-3. The undersigned wish to amend the Stock Purchase Agreement by this First Amendment to extend from December 26, 2007 to December 31, 2007, the date specified in Section 3.1 of the Stock Purchase Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned do hereby agree as follows:

1. The reference to “December 26, 2007” in Section 3.1 of the Stock Purchase Agreement is hereby deleted and replaced with “December 31, 2007.”

2. This First Amendment shall, in all respects, be governed by, and construed in accordance with, the laws (excluding conflict of laws, rules and principles) of the Commonwealth of Virginia applicable to agreements made and to be performed entirely within the Commonwealth of Virginia, including all matters of construction, validity and performance.

3. Except as specifically amended by this First Amendment, the Stock Purchase Agreement is unmodified and in full force and effect and is hereby ratified and affirmed by the undersigned.

This First Amendment may be executed in several counterparts, all of which taken together shall be deemed one and constitute a single instrument. Any manual signature upon this First Amendment that is faxed, scanned or photocopied shall for all purposes have the same validity, effect and admissibility in evidence as an original signature and the parties hereby waive any objection to the contrary.

IN WITNESS WHEREOF, each of the parties hereto has caused this First Amendment to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

INLINE CORPORATION,

a Virginia corporation

By: /s/ John R. Tibbitts

Name: John R. Tibbitts

Title: Chief Executive Officer

ICEWEB, INC.

a Delaware corporation

By: /s/ Mark B. Lucky

Name: Mark B. Lucky

Title: CFO

SHAREHOLDERS:

/s/ John R. Tibbitts

John R. Tibbitts, individually

_________________________

Julian Malcolm, individually

_________________________

Jim Fernandez, individually